Exhibit 4.5

NOTATION OF GUARANTEE

February 4, 2022

Reference is hereby made to the Note Purchase Agreement dated as of January 11, 2022 (the “Purchase Agreement”) by and among Merida Merger Sub I, a Delaware corporation (which has been renamed Leafly Holdings, Inc., the “Company”), pursuant to which the Company issued on the date hereof its 8.00% Convertible Senior Notes due 2025 (the “Notes”) to the purchasers party to the Purchase Agreement. Capitalized terms used but not defined herein have the meanings given to them in the Notes.

1. Guarantee.

1.1 For value received, the undersigned Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees (the “Guarantee”) the Notes and the obligations of the Company thereunder and under the Purchase Agreement, and guarantees to each Holder: (i) the principal of and interest, if any, on all obligations under the Notes and all obligations under the Purchase Agreement, shall be paid in full when due, whether at the Maturity Date, by acceleration, redemption, conversion, purchase or otherwise, together with interest on the overdue principal, if any, and all other obligations of the Company to the Holders thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Maturity Date, by acceleration, redemption, conversion, purchase or otherwise. This Guarantee shall be a guarantee of payment and not of collection.

1.2 The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The validity and enforceability of this Notation of Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

1.3 The Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to the Notes and the Purchase Agreement except by complete performance of the obligations contained in the Notes, Purchase Agreement and such Guarantee or as provided for in the Notes. The Guarantor hereby agrees that, in the event of a default in payment of principal or interest on the Notes, whether at their Maturity Date, by acceleration, redemption, conversion, purchase or otherwise, legal proceedings may be instituted by the Holders of the Notes directly against the Guarantor to enforce each such Guarantor’s Guarantee without first proceeding against the Company. The Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Holders.

1.4 If any Holder is required by any court or otherwise to return to the Company or the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantor, any amount paid by any of them to such Holder, the Guarantee of the Guarantor, to the extent theretofore discharged, shall be reinstated in full force and effect. This Section 1.4 shall remain effective notwithstanding any contrary action which may be taken by any Holder in reliance upon such amount required to be returned. This Section 1.4 shall survive the termination of this Notation of Guarantee or the Notes.

1.5 The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 12 of the Notes for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 12 of the Notes, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee of the Guarantor.

1.6 Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in the Notes, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Notation of Guarantee.

2. Limitation of Guarantors’ Liability. The Guarantor, and by its acceptance of the Notes and this Notation of Guarantee, each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.

3. Guarantors May Consolidate, Etc., on Certain Terms.

3.1 Except as otherwise provided in this Section 3 and subject to certain limitations described in this Notation of Guarantee governing the release of the Guarantee upon the sale, disposition or transfer of the Guarantor, the Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(a) (i) such Guarantor is the surviving entity; or (y) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(ii) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under this Notation of Guarantee pursuant to written agreements; and

(iii)  immediately after giving effect to such transaction, no Default or Event of Default under the Notes exists;

 or

(b) the transaction does not violate Section 10(e) of the Notes.

3.2  In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by such executed documents as reasonably deemed sufficient by the Company, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Notation of Guarantee and the Notes to be performed by the relevant predecessor Guarantor, such Successor Guarantor shall succeed to and be substituted for such predecessor Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Notation of Guarantee and the Notes as the Guarantees theretofore and thereafter issued in accordance with the terms of this Notation of Guarantee and the Form of Global Note as though all such Guarantees had been issued at the date of the execution hereof.

3.3 Notwithstanding the foregoing, this Section 3 will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets by a Guarantor to the Company.

4. Release of Guarantee. The Guarantor shall be automatically released and relieved of any obligations under this Guarantee, in the event that:

4.1 the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the Guarantor is no longer a Subsidiary of the Company) or all or substantially all of the assets of the Guarantor if such sale, disposition or other transfer is made in compliance with the provisions of Section 3 of this Notation of Guarantee and the Notes or is made in accordance with the Notes, including making a Fundamental Change Offer if required by the provisions of the Notes;

4.2 upon the merger or consolidation of the Guarantor with and into the Company that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company; or

4.3 if the Company discharges its obligations with respect to the entire aggregate principal amount of the Notes and all other obligations under the Notes and the Purchase Agreement (other than contingent indemnification obligations in which no claim has been asserted as of such date).

5. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Notes and that its guarantee and waivers pursuant to this Notation of Guarantee are knowingly made in contemplation of such benefits.

6. Governing Law. THIS NOTATION OF GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Notation of Guarantee and its Guarantee hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has duly executed this Notation of Guarantee as of the date first above written.

Leafly, llc

By:	/s/ Yoko Miyashita
Name: Yoko Miyashita
Title: Chief Executive Officer

[Signature Page to Notation of Guarantee]

5